Exhibit 10.7
CHARLES RIVER EXECUTIVE SEPARATION PLAN
(Last Revised on December 05, 2024)

1.1Background

1.2Purpose:

The purpose of the Charles River Executive Separation Plan is to establish an equitable measure of compensation for employees of Charles River Laboratories International, Inc. and/or its subsidiaries (“the Company”) designated with a title of Vice President or higher (“Executives”) in the Company’s global/enterprise-wide Human Resources Information System job architecture whose employment has been terminated by the Company.

1.3Eligibility:

Eligible employees under this Plan are Executives (a) whose employment is terminated for reasons other than cause, voluntary resignation, disability, early or normal retirement, or death; (b) who have not been offered a Comparable Position within the Company; and (c) who have executed a release agreement with the Company which is satisfactory to the Company. Executives who are parties to written employments with the Company containing terms that provide the Executive with the opportunity to receive severance payments following termination of employment with the Company are not eligible to receive benefits under this Plan, so long as such employment agreements remain in force and effect.

1.4Definitions

1.5Comparable Position:

A comparable position is defined as a position having the same salary grade as the Executive’s current position with materially equivalent salary, target bonus percentage, equity compensation, and employee benefits perquisites (taken as a whole).

1.6Termination Date:

The termination date is the last day of active employment with the Company.

1.7Termination for Cause:

A termination of employment for fraud, violence, theft, gross misconduct, discrimination, harassment or actions of malicious intent which directly compromise the individual's role/accountabilities.

1.8Severance Pay

1.9Maximum Severance Pay Allowance:

A corporate Executive shall be entitled to severance pay in accordance with the following schedule:

Years of Completed Company Service at Separation Date
	Less than 5 years	5 years of more
Level:	Amount of Base Salary Pay Continuations:
Executive Vice President & above	One year	Two years
Senior Vice President	One year	One year
Vice President	Six months	One year

1.10Accrued Vacation:

Subject to offset for repayment to the Company of any amounts owed by the Executive as of the Termination Date, any accrued but unused paid time off or vacation pay owed to the Executive as of the Termination Date will be paid at the time required by the laws of the state in which the Executive resides.

1.11Method of Payment:

Unless otherwise required pursuant to Section 10.0 below, severance payments will be paid following the Termination Date in bi-weekly installments in accordance with the Company's regular payroll practices.

4.0Incentive Compensation

Executives who are participants in the Company's Executive Incentive Compensation Plan (EICP) in the year of their Termination Date may be eligible to receive payouts under the EICP. Any such payments shall be in accordance with the terms and conditions of the EICP.

5.0Stock Incentive Plan

The terms and conditions of your equity awards continue and will be treated according to the terms and conditions of your applicable equity award agreements and the Company’s 2018 Incentive Plan, as amended from time to time.

6.0Outplacement Services

6.1The Company will assist the Executive in the search for new employment by reimbursing the Executive for professional fees for services incurred in the normal course of a job search payable to an established outplacement organization reasonably acceptable to the Company in a total amount not to exceed $75,000 for executives at the level of executive vice president or above, and $50,000 for all other Executives. To be eligible for Company reimbursement, all such fees must be incurred within one year from the Termination Date.

6.2Notwithstanding the foregoing, the Company will not reimburse for outplacement services incurred after the Executive’s acceptance of any employment or consulting relationship with another employer.

7.0Financial Perquisites

7.1Annual Perquisites:

If an Executive has received his or her approved annual "perquisite" allowance for the year in which the Termination Date occurs, the Executive will not be required to repay such allowance to the Company if the Termination Date occurs after June 30th of that year. If the Termination Date occurs on or before June 30th, the Executive will be required to repay the Company 50% of such allowance and the Company may effect this repayment (in whole or in part) through offset of amounts payable to the Executive. Executives will not be eligible for any additional allowances following their termination from employment.

7.2Other Perquisites:

Eligibility to receive or participate in any other perquisites which the Executive received prior to the Termination Date ceases as of the Termination Date.

8.0Benefits

8.1Health, Life Insurance, Retirement Income, and 401(k) Plans:

If any Executive participated in the Company's group medical and/or dental plans as of the Termination Date, such benefits will continue through the end of month of the Termination Date. As additional severance, commencing on the first day of the month following the Termination Date, the Company will continue Executive's medical or dental insurance coverage through the severance period up to a maximum of one year from the Termination Date, with the Executive contributing at the then-current employee contribution rate and the Company paying the remainder of the cost of such coverage obligation (unless the Executive notifies the Company in writing to cancel such coverage). For U.S.-based executives, this coverage will not run concurrently with the Executive's 18-months of COBRA eligibility. After the conclusion of the severance period, the Executive will be afforded the opportunity to continue to participate in any such medical and dental plans for the full duration of his or her COBRA eligibility period at the full COBRA rate.

8.2Disability Plans, Life Insurance Etc.:

Participation in any and all other Company benefit plans including without limitation the Company's Long-Term and Short- Term Disability, life insurance, retirement and 401(K) plans, shall cease on the Termination Date.

9.0Non-Compete Agreement

9.1Prior to receiving any severance or other benefits under this Plan, the corporate Executive must execute, or have executed, an agreement not to compete with the company or solicit Company employees or customers for a period of at least one year, such agreement to be in a form acceptable to the Company.

10.0Section 409A:

10.1Notwithstanding anything to the contrary in this Plan if the Executive is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code ("Section 409A") and the regulations thereunder, as determined by the Compensation Committee of the Board of Directors of the Company as of the date of Executive's "separation from service" as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Plan constitute a "deferral of compensation" within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting the corporate Executive to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which is payable during the first six months following the Executive's "separation from service" shall be paid or provided to the Executive (or the Executive's estate, if applicable) in a lump sum (together with interest on the deferred payment or payments at a per annum rate equal to the GATT Rate (i.e. the 30-year Treasury bond interest rate) on the date of such "separation from service") on the earlier of (i) the first business day immediately following the six-month anniversary of the Executive's "separation from service" or (ii) the Executive's death.

10.2Any payments or benefits due hereunder upon a termination of the Executive's employment which are a "deferral of compensation" within the meaning of Section 409A shall only be payable or provided to the Executive (or his or her estate) upon a "separation from service" as defined in Section 409A.

10.3With respect to any benefits hereunder that constitute a "reimbursement plan" for purposes of Section 409A, (i) the reimbursement payment be made by no later than the end of the calendar year following the year in which the expense is incurred and (ii) the amount of reimbursable expenses incurred (or in-kind benefits available) in one taxable year of the Executive cannot affect the amount of reimbursable expenses (or in-kind benefits) available in a different taxable year.

11.0Administration of the Plan

11.1Preparation of Severance Package:

The Company's Corporate Human Resources Department is responsible for the preparation of the executive severance package in accordance with this Plan.

11.2Other Policies and Plans:

This Plan supersedes all prior versions of this Plan (including without limitation the 2010 Charles River Corporate Officer Severance Plan) or any other plan providing severance benefits to the Company's Executives, other than agreements entered into with certain Executives providing certain protections in the event of a change of control of the Company ("Change of Control Agreements"). In the event of a conflict between the terms of this Plan and the terms of any of the Change of Control Agreements entered into by Executives covered under this Plan, the terms of the Change of Control Agreements shall prevail. Any Executive who receives his or her full entitlement of benefits under a Change of Control Agreement will not be entitled to receive additional severance benefits under the terms of this Plan. This Plan is not intended to contravene any of the provisions of the Deferred Compensation Plan originally established by the Company on February 8, 2006, as may be amended from time to time (the "Deferred Compensation Plan") and any amounts payable under the terms of the Deferred Compensation Plan at the time a employment with the Company is terminated are to be paid in addition to any amounts payable under this Plan.

CHARLES RIVER LABORATORIES, INC.
By:

James C. Foster
Chairman, Presndient & CEO
Effective Date: